Exhibit 99.1

FDA Grants Bellerophon Emergency Expanded Access for INOpulse® for the Treatment of COVID-19 Virus

WARREN, N.J., Mar. 20, 2020 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company, today announced that the U.S. Food and Drug Administration (FDA) has granted emergency expanded access allowing its proprietary inhaled nitric oxide (iNO) delivery system, INOpulse®, to immediately be used for the treatment of COVID-19.

NO is a naturally produced molecule that is critical to the immune response against pathogens and infections. In vitro studies have shown that NO inhibits the replication of severe acute respiratory syndrome-related coronavirus (SARS-CoV)¹ and improves survival for cells infected with SARS-CoV². Additionally, in a clinical study of patients infected with SARS-CoV, iNO demonstrated improvements in arterial oxygenation, a reduction in the need for ventilation support and an improvement in lung infiltrates observed on chest radiography³. Based on the genetic similarities between the two coronaviruses, the data in SARS-CoV support the potential for iNO to provide meaningful benefit for patients infected with COVID-19.

The clinical spectrum of the COVID-19 infection ranges from mild signs of upper respiratory tract infection to severe pneumonia and death. Preventing disease progression in patients with mild or moderate disease would improve morbidity/mortality and significantly reduce the impact on limited healthcare resources.

“Based on currently available data and its significant role in the immune response, we believe INOpulse has the potential to be a safe and effective treatment for COVID-19,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “INOpulse technology utilizes targeted pulsatile delivery of inhaled nitric oxide, providing important antiviral potential, as well as improved arterial oxygenation. Importantly, INOpulse is designed to treat patients in the outpatient setting, which may be critical in helping combat the further spread of the virus and significantly alleviate the mounting impact on hospitals and intensive care units. We look forward to supporting patients and physicians in order to help address the current COVID-19 global health pandemic.”

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,”

“potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Office	Brian Ritchie
(908) 574-4767	(212) 915-2578
britchie@lifesciadvisors.com